Exhibit 99.1

MDC PARTNERS ISSUES STATEMENT IN RESPONSE TO FRONTFOUR FILING

New York, NY, November 28, 2018 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) today issued the following statement in response to the filing issued by FrontFour Capital Group LLC:

MDC Partners welcomes open and constructive conversations with our shareholders and seriously considers all ideas and suggestions that may enhance long-term shareholder value. We have had an ongoing dialogue with FrontFour, and are disappointed that they elected to go public with their concerns at this time.

While we expect communication with FrontFour to continue, our focus remains on conducting our previously announced strategic review and CEO search process, and we remain committed to delivering value for all our shareholders.

Media/Investor Contact:

Dan Zacchei/Erica Bartsch

Sloane & Company

212-446-1875

Dzacchei@sloanepr.com / IR@mdc-partners.com

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

Page 1